   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 1996
                                                   REGISTRATION NO. 333-13897

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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                              ---------------

                         POST-EFFECTIVE AMENDMENT
                                  N0. 1
                                    TO
                                 FORM S-1

                           REGISTRATION STATEMENT
                                  UNDER
                         THE SECURITIES ACT OF 1933

                              ---------------


                      UNIVERSAL OUTDOOR HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

         DELAWARE                       7312                    36-3766705
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
    of incorporation)          Classification Code Number)   Identification No.)

                              ---------------


                    321 NORTH CLARK STREET, SUITE 1010
                         CHICAGO, ILLINOIS 60610
                           (312) 644-8673
  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

                              ---------------

                              PAUL G. SIMON
                             GENERAL COUNSEL
                    UNIVERSAL OUTDOOR HOLDINGS, INC.
                   321 NORTH CLARK STREET, SUITE 1010
                        CHICAGO, ILLINOIS 60610
                            (312) 644-8673
         (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ---------------

                             WITH COPIES TO:

         LELAND E. HUTCHINSON                       STACY J. KANTER
          WINSTON & STRAWN                 SKADDEN, ARPS, SLATE, MEAGHER & FLOM
         35 WEST WACKER DRIVE                       919 THIRD AVENUE
       CHICAGO, ILLINOIS 60601                  NEW YORK, NEW YORK 10022
           (312) 558-5600                            (212) 735-3000

                              ---------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ 333-13897

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                              ---------------

     INCORPORATION OF CERTAIN INFORMATION BY REFERENCE PURSUANT TO GENERAL INSTRUCTION V OF FORM S-1.

     IN ACCORDANCE WITH THE PROVISIONS OF GENERAL INSTRUCTION V OF FORM S-1, THE REGISTRANT HEREBY INCORPORATES BY REFERENCE THE CONTENTS OF THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-1 (REGISTRATION NO. 333-12457) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 1996, AS AMENDED BY AMENDMENT NO. 1 DATED SEPTEMBER 26, 1996, AS AMENDED BY AMENDMENT NO. 2 DATED OCTOBER 9, 1996, WHICH SUCH REGISTRATION STATEMENT WAS DECLARED EFFECTIVE ON OCTOBER 9, 1996.

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


                                   PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS

      (a) EXHIBITS. All Exhibits filed with the Registration Statement on Form S-1 (File No. 333-12457) are incorporated by reference into, and shall be deemed part of, this Registration Statement, except the following, which are filed herewith:


23.1*         Consent of Price Waterhouse LLP
23.2          Consent of Ernst & Young LLP
23.3          Consent of Ernst & Young LLP
23.4*         Consent of BDO Seidman LLP
--------------
* Previously filed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 11th day of October, 1996.

                                   UNIVERSAL OUTDOOR HOLDINGS, INC.

                                   By:                *
                                      -----------------------------------------
                                              Daniel L. Simon
                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER


     Pursuant to the requirements of the Act, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                          TITLE                        DATE
------------------------   ----------------------------      ------------------

           *               President and Chief Executive
-----------------------     Officer (Principal Executive     October 11, 1996
    Daniel L. Simon         Officer) and Director


           *               Vice President and Chief
-----------------------     Financial Officer (Principal     October 11, 1996
    Brian T. Clingen        Financial and Accounting
                            Officer) and Director


           *
-----------------------    Director                          October 11, 1996
    Michael J. Roche


           *
-----------------------    Director                          October 11, 1996
    Michael B. Goldberg


           *
-----------------------    Director                          October 11, 1996
    Frank K. Bynum


*By:    /s/  PAUL G. SIMON
     ---------------------
        Paul G. Simon
       ATTORNEY-IN-FACT

                               LIST OF EXHIBITS

NUMBER        DESCRIPTION OF EXHIBITS
------        -----------------------

23.1*         Consent of Price Waterhouse LLP
23.2          Consent of Ernst & Young LLP
23.3          Consent of Ernst & Young LLP
23.4*         Consent of BDO Seidman LLP
--------------------
* Previously filed.